UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 23, 2019

ACQUIRED SALES CORP.

(Exact name of registrant as specified in its charter)

Nevada	87-0479286
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

31 N. Suffolk Lane, Lake Forest, Illinois	60045
(Address of principal executive offices)	(Zip Code)

847-915-2446

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events

Letter of Intent – Warrender Enterprise Inc. d/b/a Lifted Liquids

On May 23, 2019, Acquired Sales Corp. (the “Company”), Gerard M. Jacobs, William C. “Jake” Jacobs and Erik S. Lundgren entered into a Letter of Intent with Warrender Enterprise Inc. d/b/a Lifted Liquids (“Lifted”), and its owner Nicholas S. Warrender to, subject to a number of conditions, acquire 100% of the ownership of Lifted including its affiliated vape shops. The consideration to be paid by the Company in the proposed purchase of Lifted is (i) cash in the amount of $7,500,000; and (ii) equity in the amount of 4,545,455 shares of the Company’s common stock (“Stock Consideration”). In the event that the purchase of Lifted occurs, Warrender shall enjoy so-called “piggyback registration rights” in regard to the Stock Consideration, and provided further that Warrender shall enjoy so-called "demand registration rights" in regard to the Stock Consideration if no piggyback registration statement is filed with the SEC within 120 days following the closing of the proposed sale.

The terms of the proposed transaction must be set forth in a definitive agreement. There are no assurances that we will be successful in negotiating an acceptable definitive agreement, when or whether a definitive agreement will be reached between the parties, or that the proposed purchase will be consummated. Even if a definitive agreement is executed, the terms of the proposed purchase may change materially from the terms set forth in the Letter of Intent. There will be many conditions to closing, many of which are outside of the parties’ control and we cannot predict whether these conditions will be satisfied. There are no assurances when or if closing will occur, even if the parties successfully negotiate and sign a definitive agreement.

Closing of the acquisition of Lifted is subject to a number of conditions, including but not limited to the completion of due diligence investigation of Lifted by the Company that is acceptable to the Company, completion of a capital raise by the Company of at least $9 million, completion of an audit of Lifted acceptable to the Company, execution of definitive acquisition documents, execution of an employment agreement with Nicholas S. Warrender, obtaining necessary third-party approvals, including a tax opinion to be provided by Lifted’s tax counsel indicating that the proposed acquisition will qualify as a tax-free merger, execution of a shareholders agreement among Gerard M. Jacobs, William C. Jacobs, Nicholas S. Warrender and Erik S. Lundgren, and completion of all necessary securities filings. In the event that most of the foregoing conditions are met, as detailed in the Letter of Intent, prior to the closing of the proposed acquisition, but only if AQSP is requested by Lifted in writing to do so, the Company will make a $300,000 loan to Lifted to be used by Lifted exclusively for growth capital.

The Company is currently engaged in due diligence of Lifted and have not yet started to negotiate a definitive agreement for the proposed acquisition. The Letter of Intent will terminate if (i) no audit of Lifted satisfactory to the Company has been delivered by September 30, 2019; (ii) the Company fails to raise $9 million by October 31, 2019; or (iii) the proposed purchase has not closed by November 30, 2019 (or such other date as mutually agreed by the parties).

The letter of intent contains customary provisions prohibiting Lifted from soliciting or encouraging any other acquisition proposal or entering into any negotiations or agreements for an alternative acquisition transaction prior to the termination of the Letter of Intent.

In the event that the proposed acquisition of Lifted is completed, the Letter of Intent requires that Lifted shall operate as a wholly-owned subsidiary of the Company under the Lifted brand, led by Nicholas S. Warrender as Lifted’s CEO.

The foregoing description of the Letter of Intent does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter of Intent, which is attached as Exhibit 10.52 to this Current Report on Form 8-K and incorporated in this Item 8.01 by reference.

Any equity securities that may be issued in the private placement will not be registered under the Securities Act of 1933, as amended, or applicable state laws and may not be offered or sold in the United States absent registration or an available exemption under applicable federal and state securities laws. The disclosures in this Form 8-K regarding the private placement are being made pursuant to Rule 135c under the Securities Act of 1933. This Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company or Lifted.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.52Letter of Intent between Acquired Sales Corp., Gerard M. Jacobs, William C. “Jake” Jacobs and Warrender Enterprise Inc. d/b/a Lifted Liquids and Nicholas S. Warrender and Erik S. Lundgren

Exhibit 99.1Press Release Dated May 28, 2019

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

ACQUIRED SALES CORP.

/s/ Gerard M. Jacobs

Gerard M. Jacobs

Chief Executive Officer

Dated:  May 28, 2019